Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Second Quarter 2009 Results

Revenue Up 21.3 Percent; Enrollment Up 23.4 Percent; Operating Income Up 64.5 Percent

MINNEAPOLIS, July 28, 2009 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2009.

“Capella delivered strong second quarter results, driven by our differentiated strategic position and compelling business model,” said Kevin Gilligan, chief executive officer of Capella Education Company. “Our success is built on our reputation for and focus on providing exceptional learning outcomes and a differentiated learner experience. We have the foundation in place to continue to generate revenue growth and profitability by building on our leadership position in targeted markets, expanding our addressable market, driving greater levels of productivity and further developing our talented workforce.”

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Capella Education Company Reports Second Quarter 2009 Results, page 2

For the three months ended June 30, 2009:

•	Revenues increased 21.3 percent to $80.1 million, compared to $66.0 million in the second quarter of 2008.

•	Total active enrollment increased by 23.4 percent from the end of the second quarter 2008 to 29,281 learners.

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Operating income increased by 64.5 percent to $14.3 million, compared to $8.7 million for the same period in 2008. Operating margin was 17.8 percent, compared to 13.1 percent for the second quarter 2008.

•	Net income for the second quarter of 2009 was $9.5 million, compared to $6.4 million for the same period in 2008, an increase of 50.0 percent.

•	Diluted net income per share was $0.56, compared to $0.37 for the same period in 2008.

•	The company repurchased approximately 61,000 shares for total consideration of $3.1 million.

For the six months ended June 30, 2009, the Company reported:

•	Revenues increased by 19.2 percent to $156.5 million, compared to $131.3 million for the same period in 2008.

•	Operating income for the six months ended in June 30, 2009, was $26.4 million or 16.9 percent of revenue, compared to $15.8 million or 12.0 percent of revenue during the same period in 2008.

•	Net income in 2009 was $17.9 million or $1.05 per weighted average number of diluted shares outstanding compared to $11.8 million or $0.67 per share for the same period in 2009.

Balance Sheet and Cash Flow

As of June 30, 2009, the Company had cash, cash equivalents, and marketable securities of $146.8 million, compared to $123.6 million at year-end 2008. The Company had no debt in 2009 or 2008.

Cash flow from operations was $32.1 million during the first six months of 2009 compared to $19.2 million in the same period in 2008, an increase of 67.3 percent due to the increase in net income and changes in operating assets and liabilities.

Third Quarter and Full Year 2009 Outlook

For the third quarter ending Sept. 30, 2009, enrollment and revenue are expected to grow by 23.5 to 25.0 percent compared to the third quarter of 2008. Revenue growth is expected to stem primarily from strong new enrollment and solid persistence. Additionally, revenue in the third quarter is expected to be affected by a change in the timing of colloquia events. Colloquia are expected to contribute about two percentage points to revenue growth in the third quarter but are expected to decline year-over-year in the fourth quarter. The operating margin is anticipated to be approximately 15.0 to 16.0 percent of total revenue for the third quarter of 2009.

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Capella Education Company Reports Second Quarter 2009 Results, page 3

Based on the year-to-date results for 2009, full year average quarterly enrollment growth is expected to slightly exceed previous guidance of 18 to 21 percent. Revenue growth is anticipated to remain within, but at the upper end of the 18 to 21 percent year-over-year annual growth expectations previously communicated. Annual operating margins are expected to be at the upper end to slightly above previous guidance of 16.5 to 17.5 percent.

“Our third quarter expectations reflect strong demand fundamentals, strong persistence and significant opportunities to achieve the leverage inherent in our business model,” said Lois Martin, senior vice president and chief financial officer. “We will continue to make investments in the second half of 2009 to enhance the learner experience and increase persistence along with productivity.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth

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Capella Education Company Reports Second Quarter 2009 Results, page 4 effectively; our ability to realize expected efficiency improvements from our ERP system and our use our business technology to accurately store, process and report relevant data; reclassification of our adjunct faculty; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2009 results and third quarter 2009 outlook during a conference call scheduled today, July 28, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial (866) 385-4179 (domestic) or (706) 679-1492 (international) at 8:50 a.m. (ET). The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on July 28, 2009, through August 4, 2009, at (800) 642-1687 (domestic) or (706) 645-9291(international), conference ID 17415631. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 28 graduate and undergraduate degree programs with 123 specializations and more than 1050 courses. More than 29,000 learners were enrolled as of June 30, 2009. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of June 30, 2009	As of December 31, 2008
	(In thousands, except par value)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,894	$31,225
Marketable securities	85,857	92,372
Accounts receivable, net of allowance of $1,340 at June 30, 2009 and $1,419 at December 31, 2008	12,340	11,949
Prepaid expenses and other current assets	7,448	5,184
Deferred income taxes	3,557	3,477

Total current assets	170,096	144,207
Property and equipment, net	37,239	35,349

Total assets	$207,335	$179,556

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,814	$2,227
Accrued liabilities	23,519	18,926
Income taxes payable	—	150
Deferred revenue	8,454	9,495

Total current liabilities	37,787	30,798
Deferred rent	2,814	1,321
Other liabilities	531	531
Deferred income taxes	6,278	6,069

Total liabilities	47,410	38,719

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,709 at June 30, 2009 and 16,666 at December 31, 2008	167	166
Additional paid-in capital	152,172	151,445
Accumulated other comprehensive income	1,059	575
Retained earnings (accumulated deficit)	6,527	(11,349)

Total shareholders’ equity	159,925	140,837

Total liabilities and shareholders’ equity	$207,335	$179,556

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts) (Unaudited)
Revenues	$80,096	$66,049	$156,531	$131,300
Costs and expenses:
Instructional costs and services	33,550	30,844	64,632	59,860
Marketing and promotional	23,573	19,573	48,405	40,966
General and administrative	8,719	6,968	17,052	14,698

Total costs and expenses	65,842	57,385	130,089	115,524

Operating income	14,254	8,664	26,442	15,776
Other income, net	702	1,008	1,388	2,397

Income before income taxes	14,956	9,672	27,830	18,173
Income tax expense	5,416	3,314	9,954	6,327

Net income	$9,540	$6,358	$17,876	$11,846

Net income per common share:
Basic	$0.57	$0.38	$1.07	$0.70

Diluted	$0.56	$0.37	$1.05	$0.67

Weighted average number of common shares outstanding:
Basic	16,708	16,740	16,701	17,028

Diluted	17,045	17,303	17,046	17,599

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2009	2008
	(Unaudited)
Operating activities
Net income	$17,876	$11,846
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	3,277	2,469
Depreciation and amortization	6,856	5,857
Amortization of investment premium	891	942
Asset impairment	10	11
Gain realized on sale of marketable securities	—	(216)
Stock-based compensation	1,541	2,421
Excess tax benefits from stock-based compensation	(1,154)	(1,364)
Deferred income taxes	(173)	(587)
Changes in operating assets and liabilities:
Accounts receivable	(3,668)	(3,764)
Prepaid expenses and other current assets	(1,138)	1,500
Accounts payable and accrued liabilities	7,349	(6,483)
Income taxes payable	(41)	5,071
Deferred rent	1,493	72
Deferred revenue	(1,041)	1,399

Net cash provided by operating activities	32,078	19,174
Investing activities
Capital expenditures	(7,955)	(7,058)
Purchases of marketable securities	—	(72,255)
Sales and maturities of marketable securities	6,410	54,496

Net cash used in investing activities	(1,545)	(24,817)
Financing activities
Excess tax benefits from stock-based compensation	1,154	1,364
Net proceeds from exercise of stock options	2,637	2,021
Repurchase of common stock	(4,655)	(50,000)

Net cash used in financing activities	(864)	(46,615)

Net increase (decrease) in cash and cash equivalents	29,669	(52,258)
Cash and cash equivalents at beginning of period	31,225	60,600

Cash and cash equivalents at end of period	$60,894	$8,342

Supplemental disclosures of cash flow information
Income taxes paid	$10,188	$1,843

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$1,151	$951

CAPELLA EDUCATION COMPANY

Other Information

(In thousands, except enrollment amounts)

	June 30,		% Change
Enrollment by Degree(a):	2009	2008
PhD/Doctoral	10,104	8,991	12.4%
Master’s	13,733	10,710	28.2%
Bachelor’s	5,300	3,914	35.4%
Other	144	118	22.0%

Total	29,281	23,733	23.4%

(a)	Enrollment as of June 30, 2009 and 2008 is the enrollment as of the last day of classes for the quarter ended June 30, 2009 and 2008, respectively.